EXHIBIT 4.30

LATAM AIRLINES GROUP S.A.

as the Seller

and

AIRBUS FINANCIAL SERVICES

as the Buyer

BUYBACK AGREEMENT

relating to

ONE (1) AIRBUS A318-100 AIRCRAFT MSN 3469

“[***]” This information is subject to confidential treatment and has been omitted and filed separately with the commission.

MSN 3469 Buyback Agreement

“[***]” This information is subject to confidential treatment and has been omitted and filed separately with the commission.

MSN 3469 Buyback Agreement

This BUYBACK AGREEMENT is made on      day of              2013

BETWEEN:

1.	LATAM AIRLINES GROUP S.A. (formerly known as LAN Airlines S.A.), a sociedad anónima existing under the laws of Chile, having its registered office at Avenida Presidente Riesco 5711, 19th Floor, Las Condes, Santiago, Chile (the Seller); and

2.	AIRBUS FINANCIAL SERVICES, a company incorporated under the laws of Ireland whose registered office is at 5th Floor, 6 George’s Dock, IFSC, Dublin 1, Ireland (the Buyer).

WHEREAS:

The Seller has agreed to sell or, as the case may be, procure that the Owner sells the Aircraft to the Buyer and the Buyer has agreed to purchase the Aircraft from the Seller or, as the case may be, the Owner on the terms and conditions set out herein.

IT IS AGREED as follows:

1.	DEFINITIONS

In this Agreement, capitalised words and expressions have the meanings given to them in Schedule 1 except as otherwise provided for herein. Capitalised terms and expressions used in this Agreement and not specifically defined herein shall have the meanings given to such terms and expressions in the Buyback Support Agreement.

2.	INTERPRETATION

In this Agreement, unless the contrary intention is stated, a reference to:

2.1	each of the Seller, the Owner and the Buyer or any other person includes, without prejudice to the provisions of this Agreement restricting transfer or assignment, any successor, assignee or transferee;

2.2	words importing the plural shall include the singular and vice versa;

2.3	any document shall include that document as amended, novated, assigned or supplemented;

2.4	a clause or a Schedule is a reference to a clause of or a schedule to this Agreement; and

2.5	any law, or to any specified provision of any law, is a reference to such law or provision as amended, substituted or re-enacted.

2.6	Clause or schedule headings are for ease of reference only and shall not modify, define, expand or limit any of the terms or provisions of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Seller Representations and Warranties

The Seller represents and warrants to the Buyer on the terms set out in Schedule 2. The representations and warranties in Schedule 2 will survive the execution of this Agreement and will be deemed to be repeated by the Seller on the date hereof and on the Delivery Date with reference to the facts and circumstances then existing.

3.2	Buyer’s Representations and Warranties

The Buyer represents and warrants to the Seller on the terms set out in Schedule 3. The representations and warranties in Schedule 3 will survive the execution of this Agreement and will be deemed to be repeated by the Buyer on the date hereof and on the Delivery Date with reference to the facts and circumstances then existing.

3.3	No Prejudice

The rights of the Buyer and the Seller in relation to any misrepresentation or breach of warranty by the Buyer or, as the case may be, the Seller shall not be prejudiced by any investigation by or on behalf of the Buyer or, as the case may be, the Seller into the affairs of such other party.

4.	AGREEMENT TO SELL AND PURCHASE

Subject to the provisions of this Agreement, the Seller agrees to procure that the Owner sells the Aircraft to the Buyer and the Buyer agrees to purchase the Aircraft from the Owner in an as is, where is condition in its actual state and without any warranty as to condition from the Seller or the Owner.

5.	CONDITIONS PRECEDENT

5.1	Seller Conditions Precedent

5.1.1	The obligation of the Seller to sell or, as the case may be, to procure that the Owner sells the Aircraft shall be subject to fulfilment of the Seller Conditions Precedent set out in Schedule 4, on or prior to the date for fulfilment of such Seller Conditions Precedent (except to the extent that the Seller agrees in writing in its absolute discretion to waive or defer any such condition).

5.1.2	The Seller Conditions Precedent have been inserted for the benefit of the Seller and may be waived in writing, in whole or in part and with or without conditions, by the Seller without prejudicing the right of the Seller to receive fulfilment of such conditions, in whole or in part, at any time thereafter.

5.2	Buyer Conditions Precedent

5.2.1	The obligation of the Buyer to purchase the Aircraft shall be subject to fulfilment of the Buyer Conditions Precedent set out in Schedule 5, on or prior to the date for fulfilment of such Buyer Conditions Precedent (except to the extent that the Buyer agrees in writing in its absolute discretion to waive or defer any such condition).

5.2.2	The Buyer Conditions Precedent have been inserted for the benefit of the Buyer and may be waived in writing, in whole or in part and with or without conditions, by the Buyer without prejudicing the right of the Buyer to receive fulfilment of such conditions, in whole or in part, at any time thereafter.

5.3	Non-fulfilment of Conditions Precedent

Subject to the grace periods set out in Schedule 4 and Schedule 5, if any of the Conditions Precedent remain outstanding as at the Scheduled Delivery Date (subject to the expiration of any applicable grace periods set out in such Schedules) and are not either satisfied or irrevocably waived or deferred in writing by the Seller or, as the case may be, the Buyer, the Seller (in the case of the non-fulfilment of a Seller Condition Precedent) or the Buyer (in the case of the non-fulfilment of a Buyer Condition Precedent) shall by notice to the other party be entitled to terminate its obligation to sell or, as the case may be, purchase the Aircraft. The Buyer and the Seller acknowledge that, pursuant to and in accordance with the terms set out in the Buyback Support Agreement, an Aircraft may be replaced with a Substitute Aircraft (as defined in the Buyback Support Agreement) and, if any such substitution were to occur, the abovementioned Conditions Precedent shall be deemed to apply to the Substitute Aircraft in place of the Aircraft.

5.4	Effective Time

The Buyer and the Seller each agree that neither party shall have any obligation to perform any of its respective obligations under this Agreement unless and until each of the following conditions are satisfied to the Buyer’s satisfaction:

5.4.1	the Aircraft is physically located outside of Chile;

5.4.2	the Seller has deregistered the Aircraft from the Chilean aviation authority’s (the DGAC) register of civil aircraft and the Buyer has received a copy of the de-registration telex to be sent by the DGAC to the Brazilian aviation authority confirming that the Aircraft has been de-registered; and

5.4.3	the Seller has provided to the Buyer a certified copy of the letter provided by the Seller to the relevant Chilean customs authority (attaching a copy of the de-registration telex referred to above) duly stamped by such relevant Chilean customs authority in confirmation of its acceptance of the terms set out therein.

Upon the satisfaction of each of the above, the Buyer shall confirm the same to the Seller and thereafter the acceptance, delivery and transfer of title to the Aircraft shall thereafter take place in accordance with the terms and conditions set out in Clause 7 below.

6.	PAYMENTS

6.1	Purchase Price

The gross purchase price for the Aircraft shall be [***] (the Gross Purchase Price). The Gross Purchase Price less the Aggregate Reduction (if any) shall be the Net Purchase Price.

6.2	Delivery Date Payment

Subject to the satisfaction of the Buyer Conditions Precedent and the terms of this Agreement, the Buyer shall pay the Net Purchase Price to the Seller in accordance with the provisions of Clause 6.3.

6.3	Payment of Net Purchase Price

6.3.1	The Buyer and the Seller agree that the Net Purchase Price shall be paid as follows:

(a)	on the Delivery Date, an initial payment equal to the aggregate of: (i) [***]; less (ii) an amount equal to fifty per cent. (50%) of the Aggregate Reduction, shall made by wire transfer to the following account:

Beneficiary:	LAN Cargo S.A.
Account Number:	36132267
Bank:	Citibank N.A.
Address:	Wall Street - New York, NY 10043
ABA Code:	021000089
SWIFT:	CITIUS33

and no payment under this paragraph (a) shall be considered made until it is credited to the above account; and

(b)	on the date falling twenty four (24) months after the Delivery Date, through a final payment equal to the aggregate sum of (x) [***] less an amount equal to fifty per cent (50%) of the Aggregate Reduction; and (y) twelve (12) months interest on the amount set out in (x) above calculated at a rate equal to the 12 months’ US Dollar LIBOR plus two percent (2%) per annum, as quoted for the period commencing twelve (12) months after the Delivery Date. Any payment made pursuant to this Clause 6.3.2 shall be made to the account set out in Clause 6.3.1 or to an account to be notified by the Seller to the Buyer no later than the date falling twenty-three (23) months after the Delivery Date; provided that, any such account designated by the Seller shall not give rise to any obligation on the Buyer to make any withholding or deduction (or, as the case may be, any other Tax liability) in respect of such payments.

6.3.2	The payment due under paragraph (b) of Clause 6.3.1 shall not be considered to have been made until it is credited to the applicable accounts.

6.3.3

Any payment made by the Buyer pursuant to Clause 6.3.1 shall be made in full without any deduction or withholding in respect of Taxes. In the event that any of the abovementioned payments becomes subject to a withholding (or any other such applicable deduction), the Buyer and the Seller consult with each other and cooperate in good faith in order to restructure such payments or make any such modifications to the transactions described in this Agreement or the relevant Buyback

Documents which would mitigate the effect of or eliminate such withholding or deduction; provided that any such restructurings or modifications shall be at no cost to the Seller nor result in any of its rights or obligations under this Agreement being adversely affected. If, after any such restructuring or the making of any such modifications, the Buyer is still compelled by law to make any such deduction or withholding (or if no such restructuring or modification is possible), the Buyer shall pay such additional amounts as may be necessary in order that the net amount received by the Seller after such deduction or withholding shall equal the amounts which would have been received in the absence of such deduction or withholding.

6.4	Payment Account Direction

The Seller covenants with the Buyer that:

6.4.1	the payments by the Buyer in accordance with the direction of the Seller set out in Clause 6.3 above shall be in full and final settlement of the obligation of the Buyer to pay the Net Purchase Price to the Seller under this Agreement; and

6.4.2	the Seller shall indemnify and hold the Buyer harmless on an after-tax basis in respect of any and all Losses or Taxes imposed on, incurred by or asserted against the Buyer (regardless of when the same are incurred) in any way arising out of or connected in any way with the Buyer’s payment of the Net Purchase Price to LAN Cargo S.A. but only to the extent that any such Loss or Tax (or any increase in any such Loss or Tax) would not have been imposed upon, incurred by or asserted against the Buyer had the payment of the Net Purchase Price been made by the Buyer to an account of the Seller.

7.	DELIVERY PROCEDURE AND ACCEPTANCE

7.1	Delivery Conditions

The Buyer’s obligation to purchase the Aircraft is conditional upon, amongst other things, the Aircraft complying on the Delivery Date with the Delivery Conditions set out in Schedule 9.

7.2	Inspection and Delivery Procedures

The Buyer (and its designated representatives) shall be entitled to inspect the Aircraft and the Aircraft Documents for the purposes of confirming that the Aircraft meets the Delivery Conditions (the Inspection). The Inspection and Delivery procedures are set out in Schedule 8.

7.3	Delivery

The Seller shall, subject to the satisfaction of the Seller Conditions Precedent, tender the Aircraft (or procure that the Aircraft is tendered) for Delivery to the Buyer in the Delivery Condition but otherwise in an as is, where is condition in its actual state and without any warranty at the Delivery Location on the Delivery Date. The Buyer shall, subject to the satisfaction of the Buyer Conditions Precedent, be obligated to accept delivery of the Aircraft when tendered for delivery in accordance with the terms of this Agreement.

7.4	Acceptance

Subject to the satisfaction (or waiver by the Buyer) of the Buyer Conditions Precedent set out in Schedule 5, the Buyer shall on the Delivery Date accept delivery of the Aircraft by executing and delivering the Acceptance Certificate to the Seller, which shall be conclusive evidence of the matters stated therein.

7.5	Transfer of Title

Upon:

(a)	delivery to the Seller of the Acceptance Certificate duly executed by the Buyer; and

(b)	receipt or waiver by the Seller of the Seller Conditions Precedent set out in Schedule 4,

the Seller shall procure that the Owner passes title to the Aircraft to the Buyer by delivering the Bill of Sale to the Buyer and the Seller shall pursuant to and in accordance with the terms and conditions set out in the Deed of Covenant, represent, warrant and covenant to the Buyer that, amongst other things, the full legal and beneficial title to the Aircraft, with full title guarantee, has been conveyed to the Buyer free and clear of all Liens.

7.6	Risk Passing

Risk of loss or destruction of the Aircraft or damage to the Aircraft shall pass to the Buyer upon Delivery.

8.	TOTAL LOSS

8.1	If before the Scheduled Delivery Date the Aircraft suffers a Total Loss the Seller shall, upon being notified of the Total Loss, notify the Buyer in writing thereof as soon as is reasonably practicable thereafter and, with effect from the date such Total Loss is notified to the Buyer, this Agreement shall terminate and thereafter neither party shall have any further obligation or liability to the other under this Agreement and the rights and obligations of the parties hereunder shall cease and be discharged without further liability on the part of the Seller or the Buyer.

8.2	Without prejudice to the obligation of the Seller to tender the Aircraft in the Delivery Condition on the Scheduled Delivery Date in accordance with the terms set out herein (subject to the grace period set out in Schedule 5), if on or before the Scheduled Delivery Date: (i) any of the events described in paragraph (d) of the definition of Total Loss shall have occurred; or (ii) an event or circumstance shall have occurred which could be reasonably be expected to result in a constructive, compromised or arranged total loss as contemplated by paragraph (a) of the definition of Total Loss and, the event referred to in part (i) or the event or circumstance referred to in part (ii) is or may be continuing on the Scheduled Delivery Date, then the Seller shall notify the Buyer in writing accordingly as soon as reasonably practicable, and:

8.2.1	in relation to part (i) above, upon the first to occur after the Scheduled Delivery Date of: (x) the cessation of the event in question; and (y) the Aircraft becoming a Total Loss, then, with regard to the case described in (x), the Scheduled Delivery Date shall be deferred until sixty (60) days after such cessation or, with regard to the case described in (y), Clause 8.1 will apply; and

8.2.2	in relation to part (ii) above, upon the first to occur after the Scheduled Delivery Date of: (x) a declaration by insurers that the Aircraft is not a Total Loss; (y) the expiration of sixty (60) days after the occurrence of any such event or circumstance (provided that, under no circumstances shall any such period extend beyond the sixty (60) day or, as the case may be, one hundred twenty (120) day grace period extended with respect to the Aircraft’s compliance with the Delivery Conditions set out in Schedule 5); and (z) the Aircraft becoming a Total Loss, then, if either of the cases described in (x) or (y) is the first to occur, Clause 6.1.1(a) of the Buyback Support Agreement shall apply or, if the case described in (z) is the first to occur, Clause 8.1 will apply.

8.3	In the event that Clause 8.2.1(x) applies, the Seller shall be entitled to exercise the LAN Substitution Right (pursuant to and in accordance with Clause 14 of the Buyback Support Agreement) within ten (10) days after the Scheduled Delivery Date, provided that, at the time of such exercise, no more than twenty (20) days shall have elapsed since the occurrence of the events or circumstances described in paragraph (d) of the definition of Total Loss.

9.	CONDITION OF AIRCRAFT

9.1	Disclaimers

SUBJECT ALWAYS TO THE TERMS AND CONDITIONS SET OUT IN THIS AGREEMENT, THE BUYER AGREES THAT AS BETWEEN THE BUYER AND THE SELLER THE AIRCRAFT AND EACH PART THEREOF IS TO BE SOLD AND PURCHASED IN AN AS IS, WHERE IS CONDITION AS AT THE DELIVERY DATE, AND, EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT AND THE OTHER BUYBACK DOCUMENTS, NO TERM, CONDITION, WARRANTY, REPRESENTATION OR COVENANT OF ANY KIND, EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE HAS BEEN GIVEN BY THE SELLER OR ITS AGENTS IN RESPECT OF THE AIRWORTHINESS, VALUE, QUALITY, DURABILITY, CONDITION, DESIGN, OPERATION, DESCRIPTION, MERCHANTABILITY OR FITNESS FOR USE OR PURPOSE OF THE AIRCRAFT OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT, INHERENT OR OTHER DEFECTS (WHETHER OR NOT DISCOVERABLE), AS TO THE COMPLETENESS OR CONDITION OF THE TECHNICAL RECORDS, OR AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, COPYRIGHT, DESIGN, OR OTHER PROPRIETARY RIGHTS; AND, EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT AND THE OTHER BUYBACK DOCUMENTS, ALL CONDITIONS, WARRANTIES AND REPRESENTATIONS (OR OBLIGATION OR LIABILITY, IN CONTRACT OR IN TORT) IN RELATION TO ANY OF THOSE MATTERS, EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE, ARE EXPRESSLY EXCLUDED.

9.2	Waiver

THE BUYER HEREBY WAIVES, AS BETWEEN ITSELF (ON THE ONE HAND) AND THE SELLER (ON THE OTHER HAND), ALL OF ITS RIGHTS IN RESPECT OF ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED STATUTORY OR OTHERWISE, ON THE PART OF THE SELLER AND ALL CLAIMS AGAINST THE SELLER HOWSOEVER AND WHENEVER

ARISING AT ANY TIME IN RESPECT OF OR OUT OF THE OPERATION OR PERFORMANCE OF THE AIRCRAFT, THIS AGREEMENT OR THE OTHER BUYBACK DOCUMENTS, PROVIDED ALWAYS THAT THIS WAIVER SHALL NOT APPLY TO THE EXPRESS WARRANTIES AND REPRESENTATIONS GIVEN BY THE SELLER TO THE BUYER IN ANY OF THE BUYBACK DOCUMENTS.

10.	OPERATIONAL INDEMNITIES

10.1	The Seller will indemnify and hold harmless on an after-tax basis each of the Indemnitees in respect of any and all Losses imposed on, incurred by or asserted against any such Indemnitees (regardless of when the same are incurred) in any way arising out of or connected in any way with the purchase, ownership, possession, registration, de-registration, transportation, management, sale, control, inspection, use or operation, condition, delivery, acceptance, maintenance, repair, service, modification, overhaul, removal of the Aircraft, or any loss of or damage to the Aircraft or relating to loss or destruction of or damage to any property, or death or injury to any person caused by, relating to or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters or any Losses which constitute Taxes (regardless of when imposed) which arise out of any act, omission, event or circumstance occurring in relation to the Aircraft prior to Delivery; other than:

(i)	Losses resulting from the gross negligence or wilful misconduct of such Indemnitees; or

(ii)	to the extent that such Losses arise out of any act, omission, event or circumstance occurring after Delivery; or

(iii)	any Losses which constitute Taxes which arise as the result of, or are imposed in respect of, the sale of the Aircraft by the Seller to the Buyer in accordance with this Agreement; or

(iv)	Losses which represent an operating or internal overhead expense except to the extent that the same arise as a consequence of a breach by the Seller of any of its obligations under the Buyback Documents; or

(v)	Losses which are the result of a breach by the Buyer of its obligations under the Buyback Documents or, as the case may be, by Airbus S.A.S. of its obligations under the Buyback Support Agreement; or

(vi)	any costs or expenses which the Buyer (or any Indemnitee) has expressly agreed to assume pursuant to this Agreement or any applicable Buyback Document; or

(vii)	Losses which arise out of any product liability claim.

10.2	The Buyer agrees to use its reasonable efforts to obtain the subsequent operator of the Aircraft’s agreement to indemnify and hold the Indemnitees harmless in respect of any Losses imposed on, incurred by or asserted against any such Indemnitees in any way arising out of or connected in any way with the acts, omissions events or circumstances referred to in Clause 10.1 above in any operational indemnity given to the Buyer by any such subsequent operator and, if the agreement of the subsequent operator is so obtained, the indemnity in Clause 10.1 shall, to the extent of such operator’s indemnity, cease to apply.

10.3	The Buyer agrees to notify the Seller in writing reasonably promptly upon becoming aware of a claim by an Indemnitee for indemnification from the Seller pursuant to Clause 10.1 (a Claim); provided that, the Seller shall not be required to indemnify any Indemnitee in respect of any increase in any Claim to the extent that any such increase arises solely and directly as a result of the Buyer’s failure to give the Seller reasonably prompt written notice of any such Claim.

10.4	Without prejudice to the underlying obligation of the Seller to indemnify any such Indemnitee(s) in accordance with Clause 10.1 in respect of any such Claim, the Buyer agrees that:

10.4.1	commencing on the date the Claim is notified to the Seller, the Seller’s obligation to pay to the relevant Indemnitee(s) the full amount of the Claim shall be stayed for a period of ten (10) Business Days (or such longer period as the relevant Indemnitee(s) may agree, acting reasonably) (a Standstill Period) in order to allow the Seller the opportunity to evaluate the Claim and to decide whether or not it wishes to contest its validity or, as the case may be, the amount claimed thereunder (a Contest) and so that the Seller and the Buyer (acting on behalf of any relevant Indemnitee(s)) may consult with each other in order to determine what action (if any) may be reasonably be taken in order to avoid or mitigate such Claim;

10.4.2	if the Buyer and the Seller cannot agree on a course of action as regards any such Contest, the Seller shall be entitled (acting at all times reasonably and in good faith) to procure a legal opinion (or, as the case may be, an opinion of another relevant expert having regard to the nature of the Claim) from a suitably qualified expert with a view to confirming that a reasonable basis exists for any such Contest and the actions recommended to be undertaken in order to properly conduct any such Contest. If the opinion of the relevant expert confirms that there does not exist a reasonable basis for any such Contest, the Seller shall promptly pay to the relevant Indemnitee(s) the full amount owed by the Seller pursuant to Clause 10.1;

10.4.3	if the Seller’s appointed expert has confirmed in its opinion that it is necessary for the Seller to take action in the name of the relevant Indemnitee(s), the Buyer (acting on the instructions of such Indemnitee(s)) shall be entitled to request that the Buyer and the Seller instruct an independent expert (the costs thereof to be shared equally between the Buyer and the Seller) to evaluate the Contest’s prospects of success and/or actions recommended to be undertaken in the name of the relevant Indemnitee(s) in order to properly conduct any such Contest. If the independent expert confirms that: (i) there does not exist a reasonable basis for any such Contest; and/or (ii) that it is necessary that any action be taken in the name of any Indemnitee, the Seller shall, with regard to (i), promptly pay to the relevant Indemnitee(s) the full amount owed by the Seller pursuant to Clause 10.1 or, with regard to (ii), proceed to take any action in the name of the relevant Indemnitee as recommended by such independent expert;

10.4.4	following the receipt of any positive opinion of the Seller’s expert pursuant to Clause 10.4.2 or, as the case may be, of the independent expert appointed pursuant to Clause 10.4.3 above, the Seller may proceed to take, at its sole cost and expense, any action(s) as may have been recommended thereunder; provided that:

(a)	no Termination Event has occurred and is continuing; and/or

(b)	the relevant Indemnitee(s) shall have received the full amount to be indemnified pursuant to Clause 10.1 or, if agreed by such Indemnitee(s), adequate reserves, satisfactory to such Indemnitee(s), shall have been made in respect of the Claim and the costs thereof; and/or

(c)	taking of any such action (or, as the case may be, the entitlement to continue to take any such action) would not be deemed by the relevant Indemnitee(s) to be prejudicial to the relevant Indemnitee(s) position as regards the Claim or otherwise would not be likely to have any adverse effect upon the relevant Indemnitee(s)’s reputation, business, operations or financial condition (other than any minor costs and expenses of an administrative nature).

10.5	Subject to the relevant Indemnitee(s) having received from the Seller the full amount required to indemnify and hold such Indemnitee(s) harmless with regards to any Claim, the Buyer agrees to procure that the relevant Indemnitee(s) take(s) such steps (at no cost to the Buyer or to such Indemnitee(s)) as may be reasonably requested by the Seller so as to enable the Seller to be subrogated to the rights of such relevant Indemnitee(s) in respect of such Claim.

11.	TAXES

The parties will use all reasonable endeavours to mitigate or avoid any Taxes which arise as a result of the sale of the Aircraft by (or otherwise procured by) the Seller to the Buyer in accordance with this Agreement and the Seller and the Buyer shall each co-operate with the other in good faith and take such steps as are reasonably practicable in respect thereof; provided that, the cost of any such mitigation or avoidance action shall be borne by the party requesting the same and that any such steps contemplated above shall not result in any of the rights or obligations of the non-requesting party under this Agreement being adversely affected.

12.	LIABILITY INSURANCE

The Buyer shall maintain or procure that liability insurance is maintained in respect of the Aircraft during the period commencing on the Delivery Date and ending on the earlier of: (i) the completion of the next zonal/structural inspection (due at either 6 years or 12 years); and (ii) the second anniversary of the Delivery Date. On the Delivery Date and on the occasion of each renewal of such liability insurance, the Buyer shall provide (or procure that the then current operator provides) a certificate issued by the insurance broker of the then current operator which includes the following:

(a)	the Seller, the Owner (if applicable) (and their respective directors, officers, employees and agents) as additional named assureds on the passenger, third party, cargo, baggage and mail liability policies which shall have a combined single limit of liability of not less than the lesser of: (a) the level of coverage maintained by the Seller as at the Delivery Date; and (b) the level of coverage maintained by prudent operators of single-aisle aircraft in the region within which such next operator of the Aircraft operates;

(b)	an appropriate cross liabilities clause and breach of warranty protection in favour of such additional named assureds;

(c)	a provision confirming that the hull insurers waive any subrogation rights against such additional named assureds; and

(d)	a provision confirming that the Seller is to be given at least thirty (30) days (or such lesser period as may be stipulated by the insurers of such subsequent operator in respect of war risks coverage) notice of cancellation, termination or material alteration, provided always that; requirements set out in sub-Clauses (a) through (d) are not inconsistent with the prevailing practice in the London international aviation insurance market as at the Delivery Date or on the occasion of each renewal. If there is a inconsistency between the requirements of any of sub-Clauses (a) through (d) above and such prevailing practice, then the provision of a certificate complying with such prevailing practice shall satisfy the Buyer’s obligations set out in this Clause 12.

13.	MANUFACTURER’S WARRANTIES

The Seller hereby agrees to: (i) assign to the Buyer any warranties of any manufacturer or vendor of any part of the Aircraft; and (ii) procure (at no cost to the Seller) that the Buyer receives the benefit of any non-assignable warranties of any manufacturer or vendor of any part of the Aircraft which may exist as at Delivery in respect of any claim arising under any such warranties.

14.	BENEFIT OF AGREEMENT

Neither party shall assign, transfer, novate or otherwise dispose of any of its rights or obligations under this Agreement without the prior written consent of the other party.

15.	WAIVER

15.1	The failure of either party to enforce at any time any of the provisions of this Agreement, or to exercise any option herein provided, or to require at any time performance by the other party of any of the provisions herein, shall in no way be construed to be a present or future waiver of such provision nor in any way affect the validity of this Agreement or any part thereof or the right of the other party thereafter to enforce each and every such provision.

15.2	The express waiver (whether made one (1) or several times) by any party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

15.3	The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable law.

16.	NOTICES

All notices and requests required or authorized hereunder shall be given in writing either by personal delivery to an authorized representative of the party to whom the same is given or by registered mail (return receipt requested) and the date upon which any such notice or request is so personally delivered or if such notice or request is given by registered mail, the date upon which it is received by the addressee, provided that if such date of receipt is not a Business Day notice shall be deemed to have been received on the first following Business Day, shall be deemed to be the effective date of such notice or request. A copy of any notice issued by either party pursuant to this Clause 16 shall also be sent by e-mail to the addresses set out below.

The Buyer’s address for notices is:

Airbus Financial Services

5th Floor, 6 George’s Dock, IFSC, Dublin 1, Ireland

Attention:	Managing Director
E-mail:	afscontracts@airbus.com

The Seller’s address for notices is:

LATAM Airlines Group S.A.

Avenida Presidente Riesco 5711, 19th Floor, Las Condes, Santiago, Chile

Attention:	Fleet Management Director
E-mail:	oscar.aguayo@lan.com

or such other address or such other person as the party receiving the notice or request may reasonably designate from time to time.

17.	LAW AND JURISDICTION

17.1	This Agreement shall be governed by and construed in accordance with English law.

17.2	The Buyer and the Seller each hereby agrees that the courts of England shall have the non-exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes, which may arise out of or in connection with this Agreement.

17.3	As a foreign company that has, pursuant to the Overseas Companies Regulations 2009 (the “Overseas Regulations”) (registration number FC029342), registered in the United Kingdom as having a “UK establishment”, in accordance with the Companies Act 2006 and the Overseas Regulations the Seller irrevocably appoints as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement the person from time to time appointed by the Seller as its agent for service of process in the United Kingdom pursuant to the Companies Act 2006 (such agent being as of the date of this Agreement Mr. Gonzalo Garcia of Iberia House, 10 Hammersmith Broadway, London W6 7AL). If, for any reason, Mr. Gonzalo Garcia (or any replacement to Mr. Gonzalo Garcia duly appointed from time to time) no longer serves as agent of the Seller to receive service process, the Seller shall promptly appoint another agent and advise the Buyer thereof.

17.4	The Buyer appoints Airbus Operations Limited currently of New Filton House, Filton, Bristol, BS99 7AR as its agent for service of process relating to any proceedings before the English courts in connection with this Agreement and the other Buyback Documents.

18.	MISCELLANEOUS

18.1	Severability

If a provision of this Agreement or any of the other Buyback Documents is or becomes illegal, invalid or unenforceable in any jurisdiction that will not affect:

18.1.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement or the relevant Buyback Document; or

18.1.2	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement or the relevant Buyback Document.

18.2	Expenses

As between the Buyer and the Seller (and the Owner, if applicable), each of them will pay for its own respective costs, fees (including legal and documentation fees) and other expenses incurred in connection with the preparation and execution of the documentation relating to, and the implementation of, the transactions contemplated by this Agreement and any documents related thereto.

18.3	Sole and Entire Agreement

This Agreement (together with any relevant Buyback Document related hereto) contains the entire agreement between the Buyer and the Seller in relation to the matters referred to herein and supersedes any previous understandings, commitments or representations whatsoever oral or written. No provision of this Agreement may be changed, waived or discharged except by an instrument in writing signed by the both parties hereto (or by their duly authorised representatives or agents). In the event that any term or condition of this Agreement conflicts with any term and condition set out in the Buyback Support Agreement, the Buyer and the Seller agree that the provisions of this Agreement shall, to the extent of any such conflict, prevail.

18.4	Language

All notices to be given under this Agreement will be in English. All documents delivered pursuant to this Agreement will be in English.

18.5	Counterparts

This Agreement may be executed in counterparts, each of which will constitute one and the same document.

18.6	Further Assurances

The Buyer and the Seller each agree from time to time and at the requesting party’s cost to do and perform such other and further acts and execute and deliver any and all such other instruments as may be required by law or requested by the other party to establish, maintain and protect the rights and remedies of such party and to carry out and effect the intent and purpose of this Agreement.

18.7	Third Party Rights

The parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by the Owner or any other person who is not a party to this Agreement. The parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement in accordance with the terms hereof without the consent of any person who is not a party to this Agreement.

18.8	No Brokers

The Buyer and the Seller each represent and warrant to the other that it has not paid, agreed to pay or caused to be paid directly or indirectly in any form any commission, percentage, contingent fee, brokerage or other similar payments of any kind, in connection with this Agreement or the other Buyback Documents or any of the transactions contemplated hereby or thereby. Each party agrees to indemnify and hold the other harmless from and against any and all claims, suits, damages, costs and expenses (including reasonable legal fees) asserted by any agent, broker or third party appointed by the indemnifying party in respect of any commission or compensation of any nature whatsoever based upon the Aircraft, this Agreement, the other Buyback Documents or any of the transactions contemplated hereby or thereby.

18.9	Default Interest

If any payment due from either party under this Agreement is not received on the due date, without prejudice to the receiving party’s other rights under this Agreement and at law, the receiving party shall be entitled to interest for late payment calculated on the amount due from and including the due date of payment up to and including the date when the payment is received by such party at a rate equal to one (1) month US Dollar LIBOR plus three per cent. (3%) per year (part year to be prorated). All such interest shall be compounded monthly and calculated on the basis of the actual number of days elapsed in the month assuming a thirty (30) day month and a three hundred and sixty (360) day year.

19.	CONFIDENTIALITY

19.1	The Buyer and the Seller acknowledge that the terms and conditions set out in this Agreement have been agreed in the context of the special relationship between the parties and is therefore considered by each of the parties as commercially sensitive and as constituting confidential information.

19.2	The Buyer and the Seller agree that the provisions of this Agreement are personal to it and will not without the prior written consent of the other party disclose such information to any other party. However, the parties may disclose any confidential information to: (i) any governmental authority to which it is obliged to disclose such information; (ii) its legal advisers, auditors and insurers (provided that such parties are bound by a professional or a legal duty of confidentiality); (iii) any parties entitled pursuant to an order or relevant request of any court, legal or regulatory body having jurisdiction over the disclosing party; (iv) or otherwise in accordance with any obligation to disclose imposed by any applicable law.

IN WITNESS whereof this Agreement has been signed on the day and year first above written.

SCHEDULE 1

DEFINITIONS

In this Agreement, capitalised words and expressions have the following meanings:

Acceptance Certificate means the certificate of acceptance regarding the Aircraft substantially in the form set out in Schedule 7.

Agreement means this agreement made between the Seller and the Buyer as it may from time to time be amended, varied, or supplemented in accordance with the terms hereof, and the Recitals and the Schedules hereto shall form an integral part of this Agreement.

Aircraft means the Airframe together with the Aircraft Documents, Engines and parts.

Aircraft Documents shall have the meaning given in Schedule 9, paragraph 7(a).

Airframe means the Airbus A318-100 airframe with manufacturer’s serial number 3469.

Bill of Sale means the bill of sale in respect of the Aircraft substantially in the form set out in Part A of Schedule 6.

Business Day means any day other than a Saturday or Sunday on which business of the nature contemplated by this Agreement is carried out in Santiago de Chile, Dublin and Toulouse and, where used in relation to payments, any day on which commercial banks are open for business in New York.

Buyback Documents means this Agreement, the Bill of Sale, the Deed of Covenant, the Acceptance Certificate, the Buyback Support Agreement and any agreement amending or supplementing any of the foregoing documents.

Buyback Support Agreement means the buyback support agreement entered into between Airbus S.A.S. and the Seller on 21 December 2010 as amended by Amendment No. 1 dated 29 June 2012.

Buyer Conditions Precedent means the documents, evidence and conditions specified in Schedule 5 each in a form and substance satisfactory to the Buyer.

Conditions Precedent means, collectively, the Buyer Conditions Precedent and the Seller Conditions Precedent.

Deed of Covenant means the deed of covenant in respect of the Aircraft substantially in the form set out in Part B of Schedule 6.

Delivery means the delivery of, sale and transfer of title to the Aircraft in accordance with Clause 7.

Delivery Date means the date (being a Business Day) on which Delivery of the Aircraft occurs.

Delivery Location means an airport in Santiago de Chile or such other location agreed between the Buyer and the Seller each acting reasonably.

Engines means the two (2) Pratt & Whitney PW6000 engines, bearing manufacturer’s serial numbers P318134 and P318136.

Indemnitees means the Buyer (and its shareholders directors, officers, servants, agents and employees).

LIBOR means the London Interbank Offer Rate, as quoted on the Reuters 01 page (or equivalent Reuters page) from time to time.

Lien means any mortgage, charge, assignment, pledge, lien, statutory right in rem, right of possession, attachment or detention, title retention arrangement, encumbrance or any other arrangement which has the effect of giving another person any security claim or interest.

Owner means Loica Leasing Limited a company incorporated under the laws of the Cayman Islands and domiciled at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Previous Security Documents means any mortgages, charges, pledges, assignments, leases or other such documents, agreements, deeds or arrangements pursuant to which any of the Previous Financiers had the benefit of any form of Lien over the Aircraft or any part thereof.

Previous Financier means any bank, financial institution or any other entity which has had any right, title or interest of any nature whatsoever in or to the Aircraft or any part thereof.

Release means any deed of release or any other form of written confirmation received by the Seller or the Owner pursuant to which any Previous Financier has irrevocably confirmed that any right, title or interest of any nature whatsoever held by any such Previous Financier in or to the Aircraft or any part thereof prior to Delivery has been fully and unconditionally released.

Scheduled Delivery Date means 27 November 2012 or such other date designated by the terms of the Buyback Support Agreement as the “Scheduled Buyback Date” or, subject to an agreement in writing between the Buyer and the Seller, any such other date as may be agreed from time to time.

Seller Conditions Precedent means the documents, evidence and conditions specified in Schedule 4, each in a form and substance satisfactory to the Seller.

US Dollars and US$ shall mean the lawful currency of the United States.

SCHEDULE 2

SELLER REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants to the Buyer that:

(a)	Status: the Seller is a company duly incorporated under the laws of Chile.

(b)	Power and authority: the Seller has the power to: (i) enter into and perform and has taken all necessary action to authorise the entry into, performance and delivery of this Agreement and the other Buyback Documents to which it is a party; (ii) to own its assets; and (iii) carry on its business as it is being conducted.

(c)	Legal validity: this Agreement and the other Buyback Documents to which it is a party constitute, or when entered into will constitute, the Seller’s legal, valid and binding obligation.

(d)	Non-conflict: neither the execution and delivery of this Agreement or any of the other Buyback Documents to which the Seller is party, nor the performance of any of the obligations contained herein or therein will contravene any law, judgement or order by which the Seller or any of its assets is bound or affected.

(e)	No immunity:

(i)	the Seller is subject to civil commercial law with respect to its obligations under this Agreement and the other Buyback Documents to which the Seller is party; and

(ii)	neither the Seller nor any of its assets is entitled to any right of immunity, and the entry into and performance of this Agreement and the other Buyback Documents to which it is party by the Seller constitute private and commercial acts.

(f)	No Liens:

At Delivery the Aircraft shall be free and clear of all Liens.

SCHEDULE 3

BUYER REPRESENTATIONS AND WARRANTIES

The Buyer represents and warrants to the Seller that:

(a)	Status: the Buyer is a company duly incorporated under the laws of Ireland.

(b)	Power and authority: the Buyer has the power to (i) enter into and perform, and has taken all necessary corporate action to authorise the entry into, performance and delivery of this Agreement and the other Buyback Documents to which it is party; (ii) own its assets; and (iii) carry on its business as it is being conducted.

(c)	Legal validity: this Agreement and the other Buyback Documents to which it is a party constitutes, or when entered into will constitute, the Buyer’s legal, valid and binding obligation.

(d)	Non-conflict: neither the execution and delivery of this Agreement or any of the other Buyback Documents to which the Buyer is party, nor the performance of any of the obligations contained herein or therein will contravene any law, judgement or order by which the Buyer or any of its assets are bound or affected.

(e)	No immunity:

(i)	the Buyer is subject to civil commercial law with respect to its obligations under this Agreement and the other Buyback Documents to which it is a party; and

(ii)	neither the Buyer nor any of its assets is entitled to any right of immunity, and the entry into and performance by the Buyer of this Agreement and the other Buyback Documents to which it is a party constitute private and commercial acts.

SCHEDULE 4

SELLER CONDITIONS PRECEDENT

Subject to the expiry of the applicable grace periods set out below, the obligation of the Seller to sell and deliver the Aircraft on the terms and conditions set out in this Agreement is conditional upon satisfaction in full, on the Delivery Date, of the following conditions, each in form and substance satisfactory to the Seller:

A	Documents

(a)	Insurance: receipt by the Seller of an insurance certificate procured by the Buyer in respect of the Aircraft which reflects the requirements set out in Clause 12 of this Agreement;

(b)	Licences, Consents and Registrations: receipt by the Seller of evidence that all governmental and other licences, approvals, exemptions, consents, registrations and filings necessary for the legality, validity, enforceability, admissibility in evidence or priority of this Agreement have been obtained or effected on an unconditional basis and remain in full force and effect (or that arrangements satisfactory to the Seller have been made for the effectiveness of the same within any applicable time limit); and

(c)	Opinions: the receipt by the Seller of legal and tax opinions, in form and substance satisfactory to the Seller, acting reasonably, from independent counsel of the Seller’s choosing in respect of, without limitation, valid transfer of title to the Aircraft and the lex situs of Delivery.

B	Other Conditions Precedent

(a)	No Default: no default on the part of the Buyer shall have occurred and be continuing under this Agreement, any other Buyback Document or any Manufacturer Agreement;

(b)	Representations: the representations and warranties of the Buyer contained in Clause 3.2 shall be true and accurate in all material respects as though made on and as of the dates set out therein

(c)	No Litigation: no action or proceeding shall have been instituted against the Buyer in any particular case where, if a finding were to be made against the Buyer that finding or the result of that finding would prevent the Buyer from performing its obligations as set out in the Buyback Documents, or completing and consummating the transactions contemplated by the Buyback Documents nor shall: (i) any action be threatened before any court or governmental agency against the Buyer; or (ii) any order, judgement or decree have been issued or proposed to be issued by any court or government entity, in each case, to set aside, restrain, enjoin or prevent the Buyer’s completion and consummation of the Buyback Documents to which it is a party;

(d)	Legality: it shall not be illegal for the Seller or the Buyer to consummate any of the Buyback Documents to which they are a party or to perform any of their obligations hereunder or thereunder;

(e)	Taxes: the Seller shall be satisfied that the Delivery Location and the arrangements described in Clause 7 do not give rise to any Taxes;

(f)	No Total Loss: the Aircraft shall not have suffered a Total Loss at any time prior to or on the relevant Delivery Date; and

(g)	Net Purchase Price: the Seller shall have received the initial payment set out in paragraph (a) of Clause 6.3.1.

The conditions precedent set out in paragraphs A(a), A(b), A(c), B(a), B(b), B(c), B(d) and B(e) shall each be subject a grace period of fifteen (15) Business Days commencing on the Scheduled Delivery Date. The condition precedent set out in paragraph B(g) above, shall be subject to a grace period of five (5) Business Days commencing on the Scheduled Delivery Date.

SCHEDULE 5

BUYER CONDITIONS PRECEDENT

Subject to the expiry of the applicable grace periods set out below, the obligation of the Buyer to purchase the Aircraft on the terms and conditions set out in this Agreement is conditional upon satisfaction in full, on the Delivery Date, of the following conditions, each in form and substance satisfactory to the Buyer:

A	Documents

(a)	Opinions: the receipt by the Buyer of legal and tax opinions, in form and substance satisfactory to the Buyer, acting reasonably, from independent counsel of the Buyer’s choosing in respect of, without limitation, valid transfer of title to the Aircraft and the lex situs of Delivery;

(b)	Licences, Consents and Registrations: receipt by the Buyer of evidence that all governmental and other licences, approvals, exemptions, consents, registrations and filings necessary for the legality, validity, enforceability, admissibility in evidence or priority of this Agreement have been obtained or effected on an unconditional basis and remain in full force and effect (or that arrangements satisfactory to the Buyer have been made for the effectiveness of the same within any applicable time limit);

(c)	Customer Due Diligence: receipt by the Buyer of the “customer due diligence” information from both the Seller and the Owner in form and substance satisfactory to the Buyer; and

(d)	Title History: receipt by the Buyer of certified true copies of each bill of sale (or, if applicable, any such other document evidencing the transfer of the legal and beneficial title) evidencing the back-to-birth title history of the Airframe and each Engine.

B	Other Conditions Precedent

(i)	No Default: no default on the part of the Seller shall have occurred and be continuing under this Agreement, any other Buyback Document or under any Manufacturer Agreement;

(ii)	Representations: the representations and warranties of the Seller contained in Clause 3.1 shall be true and accurate in all material respects as though made on and as of the dates set out therein;

(iii)	No Litigation: no action or proceeding shall have been instituted against the Seller in any particular case where, if a finding were to be made against the Seller that finding or the result of that finding would prevent the Seller from performing its obligations as set out in the Buyback Documents, or completing and consummating the transactions contemplated by the Buyback Documents nor shall: (i) any action be threatened before any court or governmental agency against the Seller; or (ii) any order, judgement or decree have been issued or proposed to be issued by any court or Government Entity, in each case, to set aside, restrain, enjoin or prevent the Seller’s completion and consummation of the Buyback Documents to which it is a party;

(iv)	Legality: it shall not be illegal for the Seller or the Buyer to consummate any of the Buyback Documents to which they are a party or to perform any of their obligations hereunder or thereunder;

(v)	Taxes: the Buyer shall be satisfied that the Delivery Location, and that the arrangements described in Clause 7, do not give rise to any Taxes;

(vi)	No Total Loss: the Aircraft shall not have suffered a Total Loss at any time prior to or on the relevant Delivery Date;

(vii)	Delivery Condition: the Aircraft complies in all respects with the Delivery Conditions; and

(viii)	Delivery of Reference Aircraft: the Reference Aircraft corresponding to the Aircraft (construed in accordance with Clause 1.2.1(n) of the Buyback Support Agreement) has been delivered to the Seller in accordance with the terms and conditions set out in the Purchase Agreement.

The conditions precedent set out in paragraphs A(a), A(b), B(i), B(ii), B(iii), B(iv) and B(v) shall each be subject a grace period of fifteen (15) Business Days commencing on the Scheduled Delivery Date. The condition precedent set out in paragraph B(vii) above, shall, with regard to any non-fulfilment of such condition precedent which results solely from a Third Party Event, be subject to a grace period of one hundred twenty (120) days and, in any other circumstances, sixty (60) days, but in either case commencing on the Scheduled Delivery Date.

C	Buyer Conditions Subsequent

Release Documentation: the Seller shall forward (or procure that its legal advisors forward) by e-mail to the Buyer electronic copies (in pdf format) of:

(i)	no later than three (3) Business Days after Delivery, each of the duly executed Releases received by the Seller or, as the case may be, the Owner from each of the Previous Financiers; and

(ii)	within three (3) Business Days of receipt by the Seller or the Owner, any notifications or confirmations of any description received from any applicable registry or authority with which any of the Previous Security Documents were registered, recorded or otherwise filed confirming that any such registrations, recordings or filings have been fully and unconditionally released, with certified copies of each of the documents referred to in both (i) and (ii) above to be received by the Buyer no later than sixty (60) days after Delivery.

SCHEDULE 6

PART A

FORM OF BILL OF SALE

BILL OF SALE

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Loica Leasing Limited (the “Owner”), being the owner of the aircraft described below (hereinafter referred to as the “Aircraft”):

1.	one (1) Airbus A318-100 airframe bearing manufacturer’s serial number 3469;

2.	two (2) Pratt & Whitney PW6000 engines bearing manufacturer’s serial numbers P318134 and P318136;

3.	all equipment, accessories and parts belonging to, installed in or appurtenant to such Aircraft; and

4.	the documents, data and records relating to the Aircraft,

does hereby sell, grant, transfer and deliver all of the Owner’s rights, title and interest in and to the Aircraft to Airbus Financial Services (the “Buyer”), and its successors and assigns, to have and hold forever.

The Owner makes no representations or warranties of any kind, any implied warranties are expressly excluded and the Owner shall have no liability to the Buyer pursuant to this Bill of Sale and all recourse to the Seller hereunder is waived.

This Bill of Sale is governed by and shall be construed in accordance with English law.

IN WITNESS whereof, this Bill of Sale is hereby executed at              (    ) this      day of              2013.

SIGNED by	)
)
For and on behalf of	)
LOICA LEASING LIMITED	)
in the presence of:	)

PART B

FORM OF DEED OF COVENANT

DEED OF COVENANT

(the Deed)

From:	LATAM Airlines Group S.A. (LATAM)
Avenida Presidente Riesco 5711
19th Floor, Las Condes
Santiago
Chile

To:	Airbus Financial Services (AFS)
5th Floor, 6 George’s Dock
IFSC, Dublin 1
Ireland

             2013

WHEREAS

A.	LATAM and AFS have entered into a buyback agreement dated ¿ 2013 pursuant to which, amongst other things, LATAM has agreed to procure the sale of one (1) Airbus A318-100 aircraft bearing manufacturer’s serial number 3469 to AFS on the terms and conditions set out therein (the Buyback Agreement).

B.	In accordance with the terms and conditions set out in the Buyback Agreement, the Seller shall procure that the Owner passes title to the Aircraft to AFS by delivering the Bill of Sale to AFS and the Seller shall, pursuant to and in accordance with the terms and conditions set out in this Deed, represent, warrant and covenant to the Buyer that, amongst other things, the full legal and beneficial title to the Aircraft, with full title guarantee, has been conveyed to the Buyer free and clear of all Liens

Capitalised terms and expressions used in this Deed (including the recitals) shall, unless otherwise defined in this Deed, have the meanings given to such terms and expressions in the Buyback Agreement. In this Deed, the following terms shall have the following meanings:

Beneficiary shall mean AFS (and its successors and assigns) or, pursuant to paragraph 3 below, any party to which AFS (or any of its successors and assigns) sells or otherwise transfers any of its right, title or interest in or to the Aircraft or to any person through which AFS’s (or any of its successors’ and assigns’) interest in the Aircraft may, from time to time, be financed or refinanced.

Previous Financier shall mean any bank, financial institution or any other entity which has had any right, title or interest of any nature whatsoever in or to the Aircraft or any part thereof.

LATAM HEREBY COVENANTS AS FOLLOWS:

1.	In consideration of the payment by AFS of the Net Purchase Price in accordance with the Buyback Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by LATAM, with regard to the aircraft described below (hereinafter referred to as the Aircraft):

(i)	one (1) Airbus A318-100 airframe bearing manufacturer’s serial number 3469;

(ii)	two (2) Pratt & Whitney PW6000 engines bearing manufacturer’s serial numbers P318134 and P318136;

(iii)	all equipment, accessories and parts belonging to, installed in or appurtenant to such Aircraft; and

(iv)	the documents, data and records relating to the Aircraft,

LATAM hereby represents, warrants and covenants to AFS and its successors and assigns and each Beneficiary that:

(a)	neither LATAM, the Owner or any Previous Financier (nor any person affiliated or otherwise associated with the Owner, LATAM or any Previous Financier or any person claiming through any such person) has any right, title or interest of any nature whatsoever in or to the Aircraft or any part thereof;

(b)	the Aircraft is free and clear of all Liens; and

(c)	the full legal and beneficial title to the Aircraft, with full title guarantee, free and clear of all Liens has been conveyed to AFS to have and hold forever and LATAM hereby covenants that it shall warrant and defend such title forever against all claims and demands whatsoever.

2.	LATAM agrees to indemnify and hold each Beneficiary harmless against any Losses or Taxes suffered or incurred by any Beneficiary as a result of: (a) any of LATAM’s representations or warranties set out in this Deed being incorrect, inaccurate or in any way misleading; or (b) LATAM’s failure to perform any of its obligations or otherwise comply with any of its covenants set out in this Deed.

3.	AFS and any Beneficiary shall be entitled to assign or otherwise transfer the benefit of this Deed to any person to which AFS or any such Beneficiary sells or otherwise transfers any of its right, title or interest in or to the Aircraft or to any person through which AFS’s or any such Beneficiary’s interest in the Aircraft may, from time to time, be financed or refinanced. LATAM shall, at its own cost, promptly execute all documents requested by AFS or, as the case may be, any Beneficiary to effect, perfect, record or implement any such assignment or transfer, and will promptly comply with any other requests of AFS or any Beneficiary (or any of their respective successors and assigns) in respect of any such assignment or transfer.

4.	LATAM agrees from time to time and at its cost to do and perform such other and further acts and execute and deliver any and all such other instruments as may be required by law or requested by AFS or any Beneficiary to establish, maintain and protect the rights and remedies of AFS or any Beneficiary and to carry out and effect the intent and purpose of this Deed.

5.	This Deed shall be governed by and construed in accordance with English law.

IN WITNESS whereof, this Deed is hereby executed as a deed as of              am / pm this      day of              2013.

SIGNED by	)
)
For and on behalf of	)
LATAM AIRLINES GROUP S.A.	)
in the presence of:	)

SCHEDULE 7

FORM OF ACCEPTANCE CERTIFICATE

ACCEPTANCE CERTIFICATE RELATING TO ONE (1) A318-100 AIRCRAFT, MANUFACTURER’S SERIAL NUMBER 3469 AND HAVING TWO (2) PRATT & WHITNEY PW6000 ENGINES BEARING MANUFACTURER’S SERIAL NUMBERS P318134 AND P318136

(THE AIRCRAFT)

Airbus Financial Services (the Buyer) hereby certifies that pursuant to the buyback agreement dated              2013 between LATAM Airlines Group S.A. (the Seller) and the Buyer (the Buyback Agreement):

(a)	the Buyer has inspected the Aircraft, found it to be complete and satisfactory to it and that the Aircraft conforms with the description and is in the condition and equipped as required by the Buyback Agreement;

(b)	the Buyer has accepted delivery of the Aircraft, as is where is;

(c)	the Buyer has inspected, found to be complete and satisfactory to it and has received all of the documents, data and records relating to the Aircraft (the Aircraft Documents); and

(d)	the Buyer acknowledges that it has no rights or claims whatsoever against Seller in respect of: (i) the condition of the Aircraft or the Aircraft Documents; or (ii) any of the other matters referred to in Clause 9 of the Buyback Agreement.

Capitalised terms and expressions used in this Acceptance Certificate shall have the meanings given in the Buyback Agreement.

This Acceptance Certificate is governed by and shall be construed in accordance with English law.

Date:             2013

SIGNED by	)
for and on behalf of	)
AIRBUS FINANCIAL SERVICES	)

SCHEDULE 8

INSPECTION PROCEDURE

All references to Airbus in this Schedule 8, are made in relation to its capacity as the authorised representative of the Buyer.

All references to “Seller” in this Schedule 8 shall be deemed to refer to LATAM Airlines Group S.A. (even if LATAM Airlines Group S.A. is not the seller).

Airbus shall cover the costs of its personnel during the Pre-Recovery Inspection and the Delivery Inspection.

1.	Pre-Recovery Inspection by Airbus

a)	The Aircraft (together with the Aircraft Documents) shall be made available to Airbus for ground inspection by Airbus or their authorised representatives, at the inspection location, no later than six (6) months before the Scheduled Buyback Date (the Pre-Recovery Inspection).

b)	The Pre-Recovery Inspection will not disrupt the commercial operation or maintenance of the Aircraft.

c)	After the Pre-Recovery Inspection has been performed, Airbus will deliver to the Seller within thirty (30) calendar days following the last day of the Pre-Recovery Inspection a list of all the inspected items (including areas, components and Aircraft Documents), indicating any discrepancies found and specifying the remedial works required in order to comply with the Delivery Conditions. The list of discrepancies provided to the Seller following the Pre-Recovery Inspection will be an exhaustive list of discrepancies identified at the occasion of the Pre-Recovery Inspection and such list shall be updated as required during the Delivery Inspection.

2.	Delivery Inspection by Airbus

In order to verify that the Aircraft is in compliance with the requirements of this Agreement, Airbus is entitled but is not obliged to conduct each of the following during the delivery inspection (the Delivery Inspection):

2.1.	Ground Inspection

The Aircraft (together with the Aircraft Documents) shall be made available to Airbus for ground inspection by Airbus or their authorised representatives at the inspection location. Such inspection shall be scheduled early enough to allow sufficient time to verify compliance with all the requirements set out in Schedule 9. The Seller shall provide opening and access to all necessary areas as reasonably required to perform the checks described in this Schedule 8 and shall allow Airbus or their authorised representatives, to accomplish their inspection in order to determine if the Aircraft is in compliance with the Delivery Conditions. During such checks, Airbus or its representatives may make reasonable requests that adjacent additional panels or areas of the Aircraft be opened in order to allow further inspection of suspect areas, provided reasonable grounds exist for such request. The Seller shall promptly correct, in accordance with the AMM, any discrepancies found in the course of the performance of such ground inspection so as to comply with the Delivery Conditions.

2.2.	Operational Ground Check

Promptly after completion of all (if any) corrections required under paragraph 2.1 above, the Seller shall conduct an operational ground check in accordance with Part 1, Chapter 1 of the Airbus In Service Aircraft Test Manual (ISATM) for the purpose of demonstrating in the presence of an Airbus ground test inspector, the satisfactory operations of all systems. The Seller shall promptly correct, in accordance with the AMM, any discrepancies found in the course of the performance of such ground inspection so as to comply with the Delivery Conditions.

2.3.	Engine Performance Check

Compliance with full rated performances as defined in the Aircraft flight manual will be demonstrated (i) by an on-wing static inspection, (ii) by testing any system of the powerplants (engines, nacelles and accessories) and (iii) by performing an engine power assurance run in accordance with Part 1, Chapter 2 of the ISATM. The Seller shall promptly correct, in accordance with the AMM, any discrepancies found in the course of the performance of such powerplant tests so as to comply with the Delivery Conditions.

2.4.	Acceptance Flight

a)	Promptly after completion of the inspections, checks and all (if any) corrections required under paragraphs 2.1, 2.2 and 2.3 above, the Aircraft shall be test flown by the Seller for not more than three hours in the vicinity of the Delivery Location in accordance with Part 2 of the ISATM. Airbus shall have the right to have, during such acceptance flight, and subject to applicable law, (i) one of its test pilots participate as a member of the flight crew (but not as pilot in command) and (ii) one of its flight test engineers seated on the flight deck’s third occupant seat and (iii) one of its cabin engineers for participating in the flight in order to observe the testing of the cabin systems. In addition, upon reasonable request from Airbus and subject to applicable law, the Seller shall authorize a representative of the Aircraft’s prospective lessee or purchaser to participate, preferably as a flight deck observer, in such acceptance flight (provided always that the Seller shall not be obliged to repeat, for the benefit of any of such representative, any flight manoeuvres previously performed in the course of the flight test).

b)	All flights pursuant to paragraph 2.4 (a) above shall be carried out at the Seller’s expense, including, but not limited to, costs for fuel, oil, airport fees, insurance, takeoff/landing fees, airway communication fees and ground handling fees.

2.5.	Acceptance Criteria

a)	The operational ground check, the engine performance check and the acceptance flight contemplated in clause 2.2, 2.3 and 2.4 shall be conducted using Airbus’ ISATM.

b)

Upon completion of such acceptance flight or testing, the representative of Airbus participating in such flight or testing shall indicate in writing to the Seller any discrepancies in the Aircraft required to be corrected by the Seller in order to comply with the provisions of the Delivery Conditions. In case an alleged discrepancy is disputed, Airbus and the Seller will jointly select and appoint a suitably qualified and independent third party to assess such discrepancy and the cost of that third party will be shared equally between Airbus and the Seller. If Airbus and the Seller cannot agree on the selection of such third party in a timely manner, Avitas Inc shall be appointed to select such third party. If following such third party determination, the discrepancy is confirmed, the Seller shall promptly correct any such discrepancy and if required, another test flight will be conducted (to the extent necessary to verify the correction of the discrepancy) at Seller’s cost.

c)	The operational ground check, the engine performance check and the acceptance flight contemplated in clause 2.2, 2.3 and 2.4 shall establish that all equipment is functioning in accordance with the relevant limits specified in the AMM, Flight Manual, Flight Crew Operating Manual or any other relevant manual and meet the Delivery Conditions.

3.	Ferry Flight

Subject to reasonable written notice, Airbus may request the Seller to fly the Aircraft to a destination not further than 6,000 nautical miles away from the Delivery Location. Such flight, if reasonably practicable for the Seller (subject to, inter alia, crew availability) shall be completed at Airbus’ cost and risk.

SCHEDULE 9

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APPENDIX 1

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APPENDIX 2

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APPENDIX 3

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EXECUTION PAGE

A318 BUYBACK AGREEMENT (MSN 3469)

SIGNED by	)
for and on behalf of	)
AIRBUS FINANCIAL SERVICES	)

SIGNED by	)
for and on behalf of	)
LATAM AIRLINES GROUP S.A.	)